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                                                                     Exhibit 5.1


ARNOLD L. WADLER
                                                     Executive Vice President,
                                                     General Counsel & Secretary
                                                     Direct Dial (201) 531-8050
[LOGO]                                               Fax (201) 531-2803


                                  June 10, 1999

Big City Radio, Inc.
c/o Metromedia Company
One Meadowlands Plaza
East Rutherford, N.J.  07073-2137



         Re: Big City Radio Inc. Registration Statement on Form S-8
             ------------------------------------------------------

Dear Sir/Madam:

         In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Big City Radio, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated under the Act (the "Rules"), which relates to the 400,000 shares (the "Option Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of the Company which have been reserved for issuance under the Company's 1999 Incentive Stock Plan (the "Plan"), I am rendering this opinion as to the legality of the Option Shares being registered under the Registration Statement.

         In connection with the furnishing of this opinion, I have examined (i) the Registration Statement, (ii) the Plan, (iii) the Amended and Restated Certificate of Incorporation of the Company, and the Amended and Restated Bylaws of the Company, each as amended to date, and (iv) records of certain of the Company's corporate proceedings. In addition, I have made those other examinations of law and fact as I have considered necessary in order to form a basis for my opinion. In my examination of the documents, I have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to me as photostatic, reproduced or conformed copies, the authenticity of all the latter documents, and the capacity of all individuals who have executed any of the documents. As to certain matters of fact, I have relied on representations, statements or certificates of other officers of the Company.

         Based on the foregoing, I am of the opinion that the Option Shares have been duly authorized for issuance and that the Option Shares, when issued and delivered by the Company and paid for in accordance with the terms and provisions of the Plan and the individual option agreements entered into thereunder, will be validly issued, fully paid and nonassessable.

         My opinion expressed above is limited to the General Corporation Law of the State of Delaware and the rules, regulations and orders under it, which are currently in effect. Please be advised that I am not admitted to practice in the State of Delaware. I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not agree that I come within the category of persons whose consent is required by the Act or the Rules.

                                             Very truly yours,

                                             /s/ Arnold L. Wadler
                                             Arnold L. Wadler
                                             General Counsel